EXHIBIT 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER FISCAL 2003 PRELIMINARY OPERATING RESULTS

Uncasville, Connecticut, July 1, 2003 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut known as Mohegan Sun, today announced its preliminary operating results for the third quarter ended June 30, 2003.

Third Quarter Preliminary Operating Results

Based on preliminary analysis performed by the Authority for the quarter ended June 30, 2003, we anticipate the following results:

•	Gaming Revenues for the quarter ended June 30, 2003 between $268 million and $271 million. This would result in an increase between 11% and 12% over the same period in the prior year. This increase is due primarily to a 10% to 11% growth in net slot machine revenues and a 13% to 15% growth in table game revenues.

•	Non-Gaming Revenues for the quarter ended June 30, 2003 between $52 million and $53 million. This would result in an increase between 24% and 27% over the same period in the prior year.

•	Gross Revenues for the quarter ended June 30, 2003 between $320 million and $324 million. This would result in an increase between 13% and 14% over the same period in the prior year.

•	Net Revenues for the quarter ended June 30, 2003 between $298 million and $302 million. This would result in an increase between 13% and 15% over the same period in the prior year.

•	Depreciation and Amortization for the quarter ended June 30, 2003of approximately $23 million. This would result in an increase of approximately 6% over the same period in the prior year.

•	Income from Operations for the quarter ended June 30, 2003 between $55 million and $58 million. This would result in an increase between 11% and 17% over the same period in the prior year.

•	Net Income for the quarter ended June 30, 2003 between $25 million and $28 million. This would result in an increase between 33% and 49% over the same period in the prior year.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2003, $196 million was outstanding under the New Bank Credit Facility, which consists of the $100 million term loan and $96 million under the revolving loan. Total debt as of June 30, 2003 was approximately $1.1 billion.

Distributions to the Mohegan Tribe totaled $38 million for the nine months ended June 30, 2003. Distributions to the Mohegan Tribe are anticipated to total $22 million for the remainder of fiscal year 2003 for a total of $60 million for fiscal year 2003.

Maintenance capital expenditures are anticipated to total approximately $21 million for the nine months ended June 30, 2003. Maintenance capital expenditures are anticipated to total $9 million for the remainder of fiscal 2003 for a total of $30 million for fiscal year 2003.

Third Quarter Conference Call

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2003 operating results on Thursday, July 31, 2003 at 2:00 p.m. (Eastern DaylightTime).

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”), a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, which has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts, Maine and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K as amended by Form 10-K/A for the fiscal year ended September 30, 2002, as well as the Authority’s other reports and filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority can not assure you that projected results or events will be achieved.